Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) between Zhaoying (Dorothy) Du (“Du” or “Employee”) and Power Solutions International, Inc. (“Company”) is effective as of September 3, 2025, which is Employee’s planned start date with the Company (the “Effective Date”).

PREAMBLE

WHEREAS, The Company wishes to employ Employee as its General Counsel (“GC”)) for its own operations and for the operations of its subsidiaries and related controlled entities;

WHEREAS, Employee desires to be employed by the Company as its GC and to perform services on behalf of the Company;

WHEREAS, Employee and the Company desire to enter into this Agreement; and

WHEREAS, the Employee and the Company desire to enter into this Agreement to, among other things, set forth (i) the terms and conditions of Employee’s employment with the Company; and (ii) the obligation of Employee to comply with certain other covenants under certain circumstances as provided below.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, which the parties agree constitute good and sufficient consideration, the Company and Employee agree as follows:

AGREEMENT

1. Incorporation of Preamble. The preambles to this Agreement are hereby incorporated into this Agreement and made an integral part of this Agreement by this reference.

2. Employment. The Company shall employ Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 5 (the “Employment Period”). Employee’s employment is “at-will” and may be terminated by either party at any time, subject to the provisions of Section 5.

3. Position and Duties.

(a) Employee shall serve as the Company’s GC, with overall responsibility for the day-to-day operations of the legal department, compliance with Sarbanes Oxley internal controls and be a key contributor and advisor to the Board and Senior Management and such other duties as are normally commensurate with GC’s position. Employee shall report to the Company’s Chief Executive Officer (“CEO”).

(b) Employee shall perform GC’s duties in a conscientious, reasonable and competent manner and shall strive to promote the success and best interests of Company. If the material duties of Employee’s position change, the Company agrees to negotiate in good faith with Employee concerning possible changes to the compensation, benefits and other terms and conditions of employment described in this Agreement.

(c) During the Employment Period, Employee shall devote Employee’s full business time, attention, skill and energy to the business and affairs of the Company and the Company Affiliates and shall use Employee’s best efforts to faithfully perform Employee’s responsibilities in a diligent, trustworthy, efficient and businesslike manner to advance the best interests of the Company.

4. Compensation and Benefits.

(a) Base Salary. Employee’s base salary as of the Effective Date shall be $370,000.00 per annum or such other increased rate as the Company may determine from time to time (as adjusted from time to time, the “Base Salary”) provided that no decreases in Base Salary may be made without the written consent of Employee unless the decrease affects all similarly situated senior management team members in the same relative proportion. Base Salary will be payable by the Company in regular bi- weekly installments in accordance with the Company’s general payroll practices.

(b) KPI Bonus. For each of the Company’s fiscal years during the Employment Period, Employee shall be eligible to participate in any Company Key Performance Indicator (“KPI”) plan in accordance with the terms and conditions of such plan, if any, with a target KPI bonus equal to 50% of Base Salary or as determined by the Company Board of Directors. Employee will be eligible to participate in the 2025 KPI on a pro rata basis from the Effective Date.

(c) LTI Bonus. For each of the Company’s fiscal years during the Employment Period, Employee shall be eligible to participate in any Long-Term Incentive (LTI) plan in accordance with the terms and conditions of such plan, if any, with a target LTI bonus equal to 60% of Base Salary or as generally determined by the Company for the overall LTI plan.

(d) Equity.

(i) SARs Award. Subject to the approval of the Compensation Committee of the Board of Directors, Employee shall be eligible to receive an award of 700 Stock Appreciation Rights (SARs Award) with a strike price determined at the close of business on the day of the Compensation Committee approval (“Grant Date”). The SARs Award shall be vested in three (3) equal installments on the anniversaries of the Grant Date, provided that Employee continues employment with the Company through the vesting date. The terms and conditions of the SARs Award will be detailed in a separately entered stock award agreement. The SARs Award shall be subject to the terms and conditions of the Company 2012 Incentive Compensation Plan, as amended.

(ii) Executive LTI Participation. Employee shall be eligible to participate at the Executive level (on par with the Company’s Chief Financial Officer) in any equity program or long-term incentive (LTI) program implemented by the Company, including any new rolling LTI program established for 2026 or thereafter, subject to the terms and conditions of such program as approved by the Board of Directors.

(e) Sign-on Bonus. The Company will pay Employee a one-time sign-on bonus (the “Sign-on Bonus”) of $30,000 to be paid within 30 days following the Effective Date. If Employee voluntarily terminates employment with the Company within one (1) year of the Effective Date, Employee shall repay the full amount of the Sign-on Bonus ($30,000) to the Company immediately upon demand. If Employee voluntarily terminates employment after completing one (1) year but before completing two (2) years of continuous employment from the Effective Date, Employee shall repay $15,000 to the Company immediately upon demand. No repayment shall be required if Employee remains employed for two (2) years or more from the Effective Date.

(f) Automobile allowance. The Company will pay Employee $800 per month to Employee as an automobile allowance to cover any payments for the automobile including, loan, lease, maintenance, repair, insurance and mileage. Such amount will be subject to withholdings as required by applicable law.

(g) Business Expenses. During the Employment Period, the Company will reimburse Employee for all reasonable expenses incurred by her in the course of performing her duties and responsibilities under this Agreement to the extent consistent with the Company policies in effect from time to time with respect to travel, entertainment and other business expenses for the Company, subject to the Company reasonable requirements with respect to reporting and documentation of such expenses, including submission of an expense report on a monthly basis.

(h) Benefits. During the Employment Period, Employee shall be entitled to participate in all Company employee benefit programs for which employees of the Company are generally eligible.

(i) Vacation. Employee shall be entitled to a minimum of 4 weeks (20 business days) of paid vacation annually, with scheduling subject to CEO approval, which shall not be unreasonably withheld.

(j) Payroll Withholding. All amounts payable to Employee by the Company as compensation will be subject to withholding by the Company as required under applicable law.

(k) D&O Insurance. The Company shall maintain, in its discretion, directors and officers’ liability insurance covering Employee to the same extent as other executive officers.

5. Term; Termination; Severance. The Employment Period will commence on the Effective Date and will continue until the first to occur of (i) Employee’s death, (ii) a termination due to Employee’s being Disabled or Incapacitated; (ii) a termination by the Company at any time; (iii) or a termination by Employee at any time. Any termination of Employee’s employment with the Company shall be a “Termination.” The date of any termination of Employee’s employment with the Company shall be the “Termination Date.”

(a) The Company may terminate Employee’s employment at any time with Cause (as defined in Section 9(b) of this Agreement) or without cause, by giving written notice of such termination to Employee designating an immediate or future date, as outlined below.

(b) Employee may terminate Employee’s employment by giving the Company forty-five (45) days’ prior written Notice of Termination (as defined in Section 5(c) of this Agreement). Upon such notice, the Company may, at its option, (i) make Employee’s termination effective immediately, (ii) require Employee to continue to perform Employee’s duties hereunder during such forty-five (45) day period, with or without restrictions on Employee’s activities, and/or (iii) accept Employee’s notice of termination as Employee’s resignation from the Company at any time during such 45 day period; provided, that the Company shall pay Employee’s Base Salary under Section 4(a) and benefits under Section 4(h) through the date on which Employee ceases to perform services for the Company.

(c) Any termination by the Company for Cause or without Cause, or by Employee, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, if for Cause, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the termination date.

(d) Employee’s employment will terminate immediately without any notice upon Employee’s death.

(e) If Employee is determined to be Disabled or Incapacitated during the Employment Period, the Company may give Employee written notice of its intention to terminate Employee’s employment. In such event, Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Employee (the “Disability Effective Date”) unless within the 30-day period after such receipt, Employee shall have returned to full time performance of Employee’s duties. Whether Employee is Disabled or Incapacitated shall be determined by a physician selected by the CEO of the Company or the Company’s insurers, which physician is reasonably acceptable to Employee. Upon request, Employee shall provide the CEO with documentation from Employee’s health care provider sufficient for the CEO to determine the nature and extent of any physical or mental impairment that may interfere with Employee’s performance of Employee’s job duties, as well as any accommodations that could be made.

(f) If Employee’s employment is terminated as a result of Employee’s death or a determination that Employee is Disabled or Incapacitated, then prior to the 30th day following the Termination Date, the Company shall pay to Employee (or her legal representatives) in a lump sum, to the extent not previously paid, the Base Salary through the Termination Date, less applicable withholdings.

(g) If the Company terminates Employee’s employment without Cause, then the Company will provide Employee with the following severance payments and/or benefits:

(i) Prior to the 30th day following the Termination Date, the Company shall pay to Employee, in the regular bi-weekly installments the Base Salary through the Termination Date, and any KPI bonus or LTI award related to the fiscal year prior to the fiscal year in which the Termination Date falls once the amount of such KPI bonus or LTI award has been determined if not yet paid to Employee as of the Termination Date. For any KPI bonus or LTI award related to the fiscal year in which the Termination Date falls, once the amount of such KPI bonus or LTI award has been determined, if any, the Company may pay a pro rata portion of the award based on time performed in the related fiscal year in accordance with the relevant plan provisions.

(ii) Starting as of the next applicable Company payroll date after the Termination Date (provided Employee has executed and delivered a Release Agreement pursuant to Section 5(h) below, and such Release Agreement has become effective and irrevocable, the Company will pay Employee severance as follows:

A. If the Employment Period is less than 48 months from the Effective Date, the Company will pay Employee 9 months of severance pay at Employee’s Base Salary in 19 bi-weekly installments as part of the Company’s normal payroll, less applicable withholdings, following the date on which the conditions in Section 5(g) are met.

B. If the Employment Period is 48 months or greater from the Effective Date, the Company will pay Employee 12 months of severance pay at Employee’s Base Salary in 26 bi-weekly installments as part of the Company’s normal payroll, less applicable withholdings following the date on which the conditions in Section 5(g) are met.

(iii). If Employee has entered into a Release Agreement and timely elects COBRA health insurance continuation coverage, the Company will pay a proportional share of the premiums owed by Employee as if Employee were still employed by the Company during the applicable severance period stated above. Employe will be responsible for submitting all notices and forms required to elect COBRA.

(h) If Employee’s employment with the Company is separated for cause, then following the Termination Date, the Company shall pay to Employee, less applicable withholdings, to the extent not previously paid, (a) the Base Salary through the Termination Date, at the time required by applicable law, and (b) Employee shall automatically forfeit:

1.

Any bonus to which Employee might otherwise have been entitled pursuant to the Company’s KPI or LTI Plan (i) related to the fiscal year prior to the fiscal year in which the Termination Date falls if the amount of such KPI or LTI Bonus has been determined by the Board but not yet paid; and (ii) for the fiscal year in which the Termination takes place; and

2.	Any unvested Restricted Stock Units, unexercised options and SARs (whether vested or unvested) awarded pursuant to the Company’s Incentive Compensation Plan.

(i) If Employee’s employment is terminated by Employee for Good Reason (as defined below) within 12 months following a Change in Control, such termination will be treated as a termination without cause pursuant to Section 5(g) herein. For purposes of this Agreement, “Good Reason” shall mean a material change in the geographic location at which Employee must perform services, provided, however, that Employee provides written notice to the Company of the existence of such condition within 90 days of the initial existence of the condition, the Company fails to cure such condition within 30 days after receipt of such notice, and Employee terminates employment within 30 days after the expiration of such cure period.

(j) The obligations of the Company to make payments under Section 5(g) are conditioned on Employee executing and returning to the Company a general release agreement (“Release Agreement”) releasing the Company, the Company Affiliates, and each of their respective officers, directors, members, managers, partners and shareholders with respect to Employee’s employment in the form acceptable to Company, and such Release Agreement becoming effective and irrevocable no later than fifty-five (55) days following Employee’s Termination Date. To the extent such fifty-five (55) day period may cover two taxable years, payments will be made in the later of the two such years. Employee acknowledges that until a Release Agreement is timely executed and delivered to the Company and the applicable revocation period (if any) expires, the Company will not be obligated to pay any severance due to Employee under this Agreement. If Employee has breached in any material respect any of Employee’s obligations in Section 6 below, then, without precluding its right to take any other actions available pursuant to this Agreement or applicable law, the Board may elect to immediately terminate Employee’s right to receive, and Company’s obligation to pay, any additional severance, and Employee shall have no further rights to severance.

6. Employee Covenants. Employee agrees and acknowledges that to ensure that the Company retains its value and goodwill, she has a continuing obligation to not use any Confidential Information (as defined below), special knowledge of the business, or the relationships of the Company or the Company Affiliates with their respective customers and employees, all of which Employee will continue to gain access to through Employee’s employment with the Company, other than in the furtherance of Employee’s legitimate job duties. Accordingly, Employee agrees to the following restrictive covenants.

(a) Confidential Information. Employee acknowledges that by reason of her employment by the Company, or while being associated with the Company Affiliates, Employee has had and will continue to have access to and become informed of Confidential Information (defined below) that is a competitive asset of the Company or the Company Affiliates, and agrees that the Company and the Company Affiliates have a protectable interest in such Confidential Information. Therefore, Employee agrees that during the Employment Period and after termination for any reason she shall not, directly or indirectly, disclose to any unauthorized person or use for her own purposes any such Confidential Information without the prior written consent of the Company unless and to the extent that such Confidential Information (i) becomes or is generally known to the public and available for use by the public and industry other than as a result of Employee’s unauthorized acts or omissions in breach of this Agreement, or (ii) is required to be disclosed by judicial process, law or securities exchange on which the securities of the Company or any of the Company Affiliates are listed; provided, however, that Employee, to the extent not prohibited by such process, law or exchange, shall give the Company written notice of the Confidential Information to be so disclosed pursuant to clause (ii) of this sentence as far in advance of its disclosure as is reasonably practicable, shall cooperate with the Company in any efforts to protect the Confidential Information from disclosure (including efforts to secure a judicial order to such effect), and shall limit his disclosure of such Confidential Information to the minimum disclosure required by such process, law or exchange. Employee acknowledges that all documents and other property including or reflecting Confidential Information furnished to

Employee by the Company or any Company Affiliate or otherwise acquired or developed by the Company or any Company Affiliate or acquired, developed or known by Employee by reason of the performance of her duties for, or her association with, the Company or any Company Affiliate shall at all times be the property of the Company. Employee shall take all reasonable steps to safeguard Confidential Information and protect it against disclosure, misuse, loss or theft. “Confidential Information” means (x) any and all trade secrets concerning the business and affairs of the Company or any Company Affiliate, any product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), database technologies, systems, structures, architectures processes, improvements, devices, discoveries, concepts, methods, and information of the Company or any Company Affiliate; (y) any and all information concerning the business and affairs of the Company or any Company Affiliate (which includes financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, and purchasing methods and techniques), however documented; and (z) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Company or Company Affiliate containing or based, in whole or in part, upon any information included in the foregoing.

(b) Non-Compete. Employee agrees that Employee has had and will continue to have access to Confidential Information concerning the Company and the Company Affiliates and that Employee’s services are of special, unique and extraordinary value to the Company and the Company Affiliates. Therefore, Employee agrees that during her employment with the Company and until 12 months after the Termination Date (regardless of the reason for termination), Employee shall not, other than in the legitimate exercise of her duties for the Company during her employment with the Company, directly or indirectly own, manage, operate, control, be employed or engaged by, lend to, or otherwise serve as a director, officer, stockholder, partner, member, manager, agent, consultant or contractor of or to, any entity that engages in, or otherwise engage or participate in, whether or not for compensation, the Business (as defined in Section 9(a) of this Agreement), or in any other business in which the Company or any Company Affiliate engages as of the date on which Employee’s employment with the Company ends and in which Employee has been actively involved (“Competitive Activity”). The provisions in this Section 6(b) shall operate in the market areas of the United States and any other market areas of any other countries anywhere in the world in which the Company or any Company Affiliate conducts its Business as of Employee’s separation from the Company. The foregoing shall not restrict the Employee from directly or indirectly owning stock of the Company or up to an aggregate of one percent of the outstanding stock of any publicly held company engaged in Competitive Activity. The foregoing paragraph also shall not restrict the Employee from the practice of law, consistent with the Illinois Rules of Professional Conduct and subject to the Employee’s Confidential Information covenant in Section 6(b).

(c) Non-Solicitation. Employee agrees that during her employment with the Company and until the first anniversary of the Termination Date (regardless of the reason for termination), she shall not, directly or indirectly, whether individually, as a director, stockholder, partner, member, manager, owner, officer, employee, agent, consultant or contractor of or to any business or entity, or in any other capacity: (i) induce or attempt to induce any employee of the Company or any Company Affiliate to leave his or her employ or in any way interfere with the relationship between the Company or any Company Affiliate and any employee thereof; (ii) solicit to hire or hire any person who was an employee of the Company or any Company Affiliate at any time during the one- year period prior to the date of such solicitation; or (iii) solicit any customer, developer, client, supplier, vendor, licensee, licensor, franchisee or other business relation of the Company or any Company Affiliate for sale thereto of any products or services related to any Competitive Activity, induce or attempt to induce any such customer, developer, client, supplier, vendor, licensee, licensor, franchisee or other business relation of the Company or any Company Affiliate to cease doing business with the Company or any Company Affiliate, or in any way interfere with the relationship between any such customer, developer, client, supplier, vendor, licensee, licensor, franchisee or business relation of the Company or any Company Affiliate.

(d) Ownership of Inventions. Employee hereby agrees that any and all inventions (whether or not an application for protection has been filed under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), Moral Rights, mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent, copyright, Moral Right (defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty), mask work, trademark, trade secret, or other laws, that have been, are or will be developed, generated or produced by Employee, solely or jointly with others, at any time while employed by the Company, including during the Employment Period, are and shall be the exclusive property of the Company, subject to the obligations of this Section 6 with respect to Confidential Information, and Employee hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all ownership, interest, Moral Rights or similar rights with respect thereto. Employee hereby assigns to the Company all right, title and interest to the foregoing inventions, concepts, ideas and materials. This Section 6(d) does not apply to any invention or other work of Employee for which no equipment, supplies, facility or Confidential Information of the Company was used and that was developed entirely on Employee’s own time, unless the invention (A) relates to (x) the Business or (y) the Company’s actual or demonstrably anticipated research or development, or (B) results from any work performed by Employee for or on behalf of the Company. Employee shall keep and maintain adequate and current written records of all inventions, concepts, ideas and materials made by Employee (jointly or with others) during the term of Employee’s association or employment with the Company. Such records shall remain the property of the Company at all times. Employee shall promptly and fully disclose to the Company the nature and particulars of any Inventions or research project undertaken on the Company’s behalf.

7. Enforcement and Remedies.

(a) If, at the time of enforcement of any of Sections 6(a), (b), (c) or (d), a court of competent jurisdiction shall hold that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the court shall be allowed to substitute the maximum legally-permissible restrictions for the restrictions contained in this Agreement.

(b) Employee acknowledges that the provisions of Section 6 are in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Employee expressly agrees and acknowledges that the restrictions contained in Section 6 do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living. In addition, Employee agrees and acknowledges that the Company and the Company Affiliates are engaged in the Business, the Business is highly competitive and the services to be performed by Employee for the Company are unique and national in nature, and the potential harm to the Company and the Company Affiliates of the non-enforcement of the provisions of this Section 7 outweighs any harm to Employee of the enforcement of such provisions by injunction or otherwise. Employee acknowledges that Employee has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement, and is in full accord as to their necessity. Employee expressly acknowledges and agrees that the restrictions contained herein are reasonable in terms of duration, scope and area restrictions and are necessary to protect the Confidential Information and the goodwill of the businesses of the Company and the Company Affiliates, and Employee agrees not to challenge the validity or enforceability of the restrictions contained herein. The parties hereto expressly agree that money damages would not be an adequate remedy for breaching any provision of Section 6, and that the Company would be irreparably damaged if Employee were to disclose the Confidential Information, solicit or hire Employees, solicit customers or provide services to any person or entity in violation of the provisions of this Agreement. Therefore, in the event of a breach or threatened breach of any such provision, the Company and/or any Company Affiliate or their respective successors or assigns shall be entitled to, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without the necessity of posting a bond or other security, or proving economic harm).

8. Post Termination Obligations.

(a) Return of Company Materials. Immediately upon Termination of Employee’s employment for any reason, Employee shall return to the Company, and shall not retain in any form or media of expression, all Company and Company Affiliate property that is then in Employee’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, and any other property or information that Employee has or had relating to the Company or any Company Affiliate (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information. Upon the Company’s request, Employee will certify in writing, in a form acceptable to the Company, that Employee has returned all Company and Company Affiliate property, including any Confidential Information and copies thereof.

(b) Employee Assistance. During the Employment Period and for twelve (12) months thereafter, Employee shall, upon reasonable notice, reasonably assist the Company and the Company Affiliates (the “Affiliated Group”) in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will reasonably assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to Employee’s employment or the period of Employee’s employment by the Company. The Company shall reimburse Employee for all of the Employee’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee (at $250 per hour) for the Employee’s service under this Section.

9. Definitions. The following terms shall have the meanings set forth below:

(a) “Business” means the engineering, design, manufacture and distribution of cleantech engines, enclosures and power systems for the industrial, power generation and on-road sectors.

(b) “Cause” means that the Company makes a good faith determination that Employee has: (1) violated any Company policy or procedure that causes material harm or risk to the Company including but not limited to sexual harassment, misappropriation, or fraud; (2) been convicted of a crime which is injurious to the Company’s operation or reputation; (3) engaged in a material breach of the Employee’s employment agreement; (4) engaged in willful failure or willful inability to perform the Employee’s duties under the Employee’s employment agreement; (5) engaged in any act or omission, which in any material way impairs the reputation, goodwill or business position of the Company; or (6) the Employee is prohibited by order of a government agency or court from being employed by the Company or any Company Affiliate in the role set forth in the Employee’s employment agreement.

A termination will not be for “Cause” to the extent such conduct is curable, unless Company shall have notified Employee in writing describing such conduct and prescribing conduct required to cure such conduct and Employee shall have failed to cure such conduct within ten (10) business days after her receipt of such written notice. For purposes of this definition of Cause, no act or failure to act on the part of Employee shall be considered willful if it is done, or omitted to be done, by Employee in good faith and with a good faith belief that Employee’s act or omission was in the best interests of Company.

(c) “Change in Control” means the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; for purposes of this subsection, all acquisitions of Company’s then voting securities by a person or group over the prior twelve (12) month period shall be aggregated to determine if the fifty percent (50%) threshold has been met; (ii) the sale, transfer, or other disposition of all or substantially all of the assets of the Company; or (iii) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and in effect thereunder.

(e) “Company Affiliate” means Power Solutions International, Inc. (“PSI”) and each corporation, limited liability company, partnership, association or business entity of which a majority of the ownership interest thereof is at the time owned or controlled, directly or indirectly, by PSI or one or more subsidiaries of PSI or a combination thereof.

(f) “Disabled or Incapacitated” means Employee’s inability or failure, due to a medically determinable physical or mental impairment, to substantially perform the essential functions of Employee’s job, with or without a reasonable accommodation, for thirty (30) consecutive calendar days or for ninety (90) calendar days during any twelve (12) month period irrespective of whether such days are consecutive.

(g) “Termination Date” means (i) if Employee’s employment is terminated by Company for Cause or by Employee, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 5, as the case may be, (ii) if Employee’s employment is terminated by the Company without Cause, the date on which Employee ceases to perform services for the Company, (iii) if Employee’s employment is terminated by reason of Disability, the Disability Effective Date, and (iv) if Employee’s employment is terminated by reason of death, the date of death.

10. Notices. Any notice provided for in this Agreement must be in writing and sent to the recipients at the address indicated below:

If to Employee:	Zhaoying (Dorothy) Du
At the address on file by Company

If to the Company:	Power Solutions International, Inc.
201 Mittel Drive
Wood Dale, IL 60191
Attn: Legal Department
PSILegal@psiengines.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, upon actual receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after being so sent; or (c) if by electronic mail or otherwise actually personally delivered, when so delivered.

11. Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or are exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or exempt from Code Section 409A; provided, however, that in no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A.

12. Employee Representations. In connection with entering into this Agreement, Employee represents and warrants to the Company that:

(a) This Agreement and each of the other agreements contemplated hereby constitutes the legal, valid and binding obligation of Employee, enforceable in accordance with its terms, and the execution, delivery of this Agreement and such other agreements by Employee does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which Employee is a party or any judgment, order or decree to which Employee is subject.

(b) Employee has consulted with independent legal counsel regarding her rights and obligations under this Agreement and fully understands the terms and conditions contained herein. Employee has obtained advice from persons other than the Company and its counsel regarding the tax effects of the transaction contemplated hereby.

(c) In signing this Agreement, Employee gives the Company assurance that Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under Section 6 and the remedies provided under Section 7.

13. General Provisions.

(a) Severability. If any provision hereof is invalid or unenforceable, the invalidity or unenforceability shall not affect any other provision hereof and this Agreement shall be construed in all respects as if the invalid or unenforceable provision had been omitted.

(b) Complete Agreement. This Agreement fully amends and restates any existing employment agreement between or among the Employee and the Company or any Company Affiliate. Further, this Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, representations or other agreements by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective successors and assigns; provided, that the rights and obligations of Employee under this Agreement shall not be assignable.

(d) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois (regardless of its conflict of laws principles). Each party hereto irrevocably submits itself to the exclusive jurisdiction of the courts of the State of Illinois located in Cook County, Illinois and to the jurisdiction of the United States District Court for the Northern District of Illinois, for the purpose of bringing any action that may be brought in connection with the provisions hereof. Each party hereto individually agrees not to assert any claim that such party is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument.

(e) Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved by binding arbitration in Cook County, Illinois, in accordance with the rules of the American Arbitration Association.

(f) Survival. The provisions set forth in Sections 5 through 13 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination or expiration of this Agreement and/or the end of the Employment Period and the termination of Employee’s employment for any reason.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Employee.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first written above.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	William Buzogany
Printed Name: William Buzogany
Title: VP of HR & Sr. Counsel

Zhaoying (Dorothy) Du

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